PROSPECTUS	Pricing Supplement Number 4335
May 17, 2005	Dated March 27, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
August 24, 2005	Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate/Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:	March 27, 2006

Settlement Date (Original Issue Date):	April 3, 2006

Maturity Date:	April 5, 2010

Principal Amount:	US$300,000,000

Price to Public (Issue Price):	100.00%

Agents Commission:	0.20%

All-in Price:	99.80%

Net Proceeds to Issuer:	US$299,400,000

Fixed Rate Provisions

Fixed Rate Period:	April 3, 2006 to but excluding April 5, 2007

Benchmark:	Eurodollar Synthetic Forward Rate as per Bloomberg Page EDSF

Yield:	5.178%

Spread to Benchmark:	Plus 0.06%

Re-Offer Yield:	5.238%

Pricing Supplement Number 4335
Dated March 27, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Fixed Interest Rate:	5.238%

Fixed Rate Interest Payment Date:	April 5, 2007

Day Count Convention:	Actual/360

Floating Rate Provisions

Floating Rate Period:	April 5, 2007 to but excluding the Maturity Date

Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Spread (plus or minus):	Plus 0.06%

Index Maturity:	Three Month

Index Payment Period:	Quarterly

Floating Rate Interest Payment Dates:	Quarterly on the 5th day of each July, October, January and April, commencing on July 5, 2007, ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to April 5, 2007 based on three month USD LIBOR plus 0.06%

Interest Reset Periods and Dates:	Quarterly on each Floating Rate Interest Payment Date

Interest Determination Dates:	Quarterly, two London business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Dates (if any):	Not Applicable

Call Notice Period:	Not Applicable

Pricing Supplement Number 4335
Dated March 27, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962GW34

ISIN:	Not Applicable

Common Code:	Not Applicable

Other:	Not Applicable

Additional Terms:

Interest

Interest on the Notes for the period from and including April 3, 2006 to but excluding April 5, 2007 (the “Fixed Rate Period”) will be payable in U.S. Dollars on April 5, 2007 (the “Fixed Rate Interest Payment Date”). During the Fixed Rate Period, the interest on the Notes will be equal to 5.238% per annum. During the Fixed Rate Period, interest will be computed and paid on an Actual/360 basis (based upon the actual number of days elapsed in each month in a 360 –day year of twelve 30-day months).

Interest on the Notes for the period from and including April 5, 2007 to but excluding the Maturity Date (the “Floating Rate Period”) will be payable in U.S. Dollars monthly, in arrears, on the 5th day of each quarter, commencing July 5, 2007 (each a “Floating Rate Interest Payment Date”). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of one month USD LIBOR plus 0.06%. The initial floating rate will be determined two London Business Days prior to April 5, 2007 based on three month USD LIBOR plus 0.06%. During the Floating Rate Period, the interest rate will be reset quarterly on each Floating Rate Interest Payment Date (the “Interest Reset Date”), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for LIBOR Notes in the prospectus of the Issuer dated May 17, 2005, as supplemented by the prospectus supplement of the Issuer dated August 24, 2005, under “DESCRIPTION OF NOTES – Interest and Interest Rates – Floating Rate Notes – How Interest is Calculated.”

Pricing Supplement Number 4335
Dated March 27, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the “Underwriter”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the Underwriter equal to .10% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,
2001	2002	2003	2004	2005
1.56	1.62	1.71	1.82	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT